Exhibit 99.1

Behringer Harvard Announces Luxury
Multifamily Development in Downtown Denver

Ground Broken for 212-Unit Community by

Legacy Partners Residential Development, Inc.

DALLAS, March 18, 2013 — Behringer Harvard announced today that construction has begun on a luxury multifamily community on the north side of downtown Denver. The 1.15-acre construction site is near the northwest corner of the intersection of 21st Street and Lawrence Street, in the Arapahoe Square/Ballpark area.

Plans for the new community, tentatively called 21 Lawrence, include the development of 212 apartments contained in a five-story residential podium configuration wrapped around a two-level parking facility; one of the parking levels will be below grade. Construction commenced in March 2013 and completion is expected in fall 2014. The site provides excellent access to the central business district, the Five Points and Lower Downtown (LoDo) neighborhoods, Coors Field and Union Station, as well as many venues for dining and entertainment.

“We are pleased to work with Legacy Partners, the project’s developer, on this exciting community that is a prime example of our core, urban-infill strategy in Denver,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Residents will be able to walk to downtown employment, restaurants and retail - or to a Colorado Rockies baseball game.”

Legacy Partners Residential Development, Inc. is a firm based in Foster City, Calif. that specializes in the acquisition, development, and management of commercial and residential real estate in the western United States. Architects are KTGY Group, Inc. and the general contractor is Catamount Constructors, Inc.

“21 Lawrence will meet the growing demand for luxury in-town living in Denver’s fast-emerging north downtown neighborhoods that are increasingly popular with young professionals looking for an urban living experience,” said Mr. Spencer Stuart, Senior Managing Director with Legacy Partners.

The community will offer common amenities including swimming pool with deck; state-of-the-art fitness center, cyber-lounge with free Wi-Fi, XM satellite radio and iPod docks; business center with individual offices; screening and gaming room with surround sound; and roof-top terrace with outdoor kitchen. Residents also will have access to a bicycle tune-up shop and recharging stations for electric cars.

The apartment homes, with an average of 823 square feet each, will offer up to two bedrooms and two baths. Units will feature stone countertops, pantries with wood shelving, ranges with ceramic cook-tops, nine-foot ceilings, full-size washers and dryers and a state-of-the-art infrastructure for digital services.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 53 multifamily communities in 14 states comprising 14,584 apartment homes.

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About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About Legacy Partners

During its 45-year history as an industry leader in residential and commercial real estate, Legacy Partners has acquired, developed and managed a real estate portfolio with more than $7 billion in assets, including more than 68,000 apartment homes. Legacy Partners owns two other multifamily projects in Denver: the 234-unit Crestone community and the 220-unit Fox Crossing. For more information, visit legacypartners.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864	Mike Besack or Bob Ochsner DGWB for Legacy Partners mbesack@dgwb.com bochsner@dgwb.com 714.881.2317

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